Exhibit 10.2

LSI Corporation	1 800 372 2447
1621 Barber Lane	lsi.com
Milpitas, CA 95035
April 7, 2010
To: Andy Micallef
Re: Benefits Summary Pursuant to the LSI Corporation Severance Policy for Executive Officers
As a condition of the termination of your employment with LSI Corporation (“LSI”) on the Termination Date set forth below, the following terms will apply:
•	Separation Agreement. This Separation Agreement (“Agreement”) is intended to formalize and set forth the terms of your separation under the LSI Corporation Severance Policy for Executive Officers effective as of June 1, 2008. This Separation Agreement contains the entire agreement between LSI and you regarding the termination of your employment and fully supersedes and replaces in its entirety the provisions of the Agere Systems Inc. Officer Severance Policy and any other agreement relating to your employment. All such other agreements, written or oral, are hereby terminated and replaced with this Agreement.
•	Status Change Date. February 28, 2010. You acknowledge and agree that, effective as of February 28, 2010 (the “Status Change Date”), you hereby resign all of your positions with LSI (it being agreed and understood that your status as Executive Vice President, Worldwide Manufacturing Operations of LSI ended effective on February 10, 2010), and any other positions (including directorships) with other entities that are affiliated with LSI, other than your position as a Technical Consultant, as described below. You agree to execute any documents that may be necessary or appropriate to effect or to memorialize any resignations from LSI or its affiliates contemplated by this Agreement.

•	Position; Continuation Salary. From March 1, 2010 until July 31, 2010, you will remain an LSI employee, and your job title, as of the Status Change Date, will be “Technical Consultant.” In this position, you will be required to provide technical consulting to LSI on an as-needed basis. Your position as Technical Consultant, and any other position with LSI, will terminate as of the Termination Date. During your tenure as a Technical Consultant from the Status Change Date until the Termination Date, you shall be paid a monthly salary of $26,500 paid in accordance with customary payroll practices and intervals, less any and all statutory withholding and deductions as may be required by law or as authorized by you.

•	Termination Date; Vacation Payment. July 31, 2010. Your position with the Company as Technical Consultant, including all compensation and eligibility for benefits (other than post-termination benefits specifically described herein), shall terminate on July 31, 2010 (the “Termination Date”). On or about the Termination Date, LSI will pay you all accrued and unused vacation through the Termination Date, less any and all statutory withholding and deductions as may be required by law or as authorized by you.

•	Severance Payments. From August 1, 2010 until the earlier of (a) February 28, 2011, and (b) such date that you secure full-time employment, you shall continue to be paid a severance payment of $26,500 per month paid in accordance with customary payroll practices and intervals, less any and all statutory withholding and deductions as may be required by law or as authorized by you. In the event that you secure full-time employment prior to February 28, 2011, then LSI shall make a single lump-sum payment to you equal to the difference between $185,000 and the amounts of severance payments that have been paid to you up to such earlier date.

•	Benefits. You and your eligible dependents shall continue to be covered by LSI’s group benefit plans (e.g., medical, dental, prescription, vision care, and life insurance), at LSI’s expense, except for the employee-paid portion of such premiums, until the last day of the month in which the Termination Date falls, to the same extent that you and your dependents were covered by said plans as of the date of this Agreement. If you desire to continue coverage, pursuant to COBRA for medical, dental, prescription and vision care, after the Termination Date, you may do so at your own expense; provided, however, that LSI will pay for COBRA coverage at the same level of coverage that was in effect for the you and you eligible dependents immediately prior to the Termination Date (such payments shall not include COBRA coverage with respect to the Company’s health care spending account) for seven (7) months, at no charge to you. Thereafter, you (and, if applicable, your eligible dependents) may continue COBRA coverage at your own expense in accordance with COBRA. You understand and agree that you must complete a COBRA application in order to receive the extension of health benefits beyond the Termination Date.

Your group basic life insurance and accidental death and dismemberment coverage will continue to the same extent the you and the your dependents were covered by said plans as of the date of this Agreement at the Company’s expense for a two (2) month period following the end of the month in which the Termination Date falls. You will have the option to convert the basic life insurance policy to an individual policy at your own expense at the rates supplied by the underwriting company within 31 days following the paid-up benefits extension period by submitting the conversion application provided by the insurance carrier. Your accidental death and dismemberment coverage is not available for conversion to an individual policy.
•	Stock Rights. You will not be eligible to receive any further stock option or restricted stock unit grants after the Termination Date. However, existing stock option and restricted stock unit grants will continue to vest, until the Termination Date. All of your rights under existing stock options and restricted stock units will be governed pursuant the agreements and plans under which they were granted.
•	Expatriate; Relocation Benefits. Your expatriate and relocation benefits will continue as set forth in LSI’s International Assignment Policy and the letter agreement dated August 1, 2008 between you and LSI, and you agree to use you reasonable best efforts to complete such relocation, including shipment of household goods, return flights and air shipments, by such date.
•	Expense Reimbursement; Outplacement Services. You will submit your final reasonable and customary travel and other expenses reports to LSI on or prior to the Termination Date. LSI will pay you a lump sum of $7,000, less any and all statutory withholding and deductions as may be required by law or as authorized by you, for outplacement services from a provider selected by you.

The above reflects the terms of the agreement between you and LSI regarding the termination of your employment. There will be no other payments or benefits other than those specified above.
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Andy, please sign below to indicate your concurrence with the terms and conditions set forth in this Agreement.

LSI CORPORATION

/s/ A. Micallef	By:	/s/ Gautam Srivastava

Andy Micallef		Name: Gautam Srivastava Title: Senior Vice President, Human Resources

Date: April 14, 2010	Date: April 20, 2010

GENERAL WAIVER AND RELEASE AGREEMENT
     1. I understand and agree that (a) my employment with LSI Corporation (together with its predecessors and its successors and assigns, “LSI”) will end on July 31, 2010; (b) I will be paid severance and other benefits as set forth in the attached Benefits Summary Pursuant to the LSI Corporation Severance Policy for Executive Officers effective as of June 1, 2008 (“Summary”) only if I sign and do not revoke this General Waiver and Release Agreement (“Agreement”); and (c) the terms of the Summary are incorporated by reference in this Agreement and are intended to supersede and extinguish any other obligation LSI may have to pay me severance or other payments or benefits upon termination, including but not limited to any agreements or understandings, whether oral or written, made at any time prior to the date of this Agreement.
     2. In consideration of the payments and benefits set forth in the Summary, I, on behalf of myself and my heirs, executors, administrators, successors and assigns, knowingly and voluntarily waive, release and forever discharge LSI, each of its subsidiaries or affiliated companies, their respective current and former officers, employees, agents and directors, and any predecessor, successor or assign of any of the foregoing, from any claim, charge, action or cause of action that I or any of them may have against any such released person, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever related to or arising out of my employment with LSI or my termination other than claims arising out of a breach of this Agreement or any claim that cannot be waived by law. All such claims are forever barred by this Agreement.
     This release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law, for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any unlawful criterion or circumstance, including, but not limited to, rights or claims under the Family and Medical Leave Act, claims of discrimination under the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Fair Labor Standards Act and its state and local counterparts, the Uniform Services Employment and Reemployment Rights Act, and the Immigration Reform Control Act, all as amended. I confirm that I have no claim or basis for a claim whatsoever against LSI with respect to any such matters related to or arising out of my employment by LSI or my termination.
     3. I affirm that I have been given at least 21 days within which to consider this release and its consequences, that I have seven days following my signing of this Agreement to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation and cancellation period has expired, and that, prior to the execution of this Agreement, I have been advised by LSI to consult with an attorney of my choice concerning the terms and conditions set forth herein. Any revocation or cancellation of this Agreement by me pursuant to this paragraph shall be in writing delivered to LSI.

     4. (a) Until February 28, 2011, I shall not, without the prior written consent of LSI Corporation’s Chief Executive Officer, (i) directly or indirectly solicit (or encourage any company or business organization in which I am an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by LSI as of the date hereof.
          (b) Until February 28, 2011, I shall not, without the prior written consent of LSI Corporation’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if I know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI’s business as constituted on the date hereof, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if I know or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with LSI’s business as constituted on the date hereof. For the purposes of this Agreement, LSI’s competitors shall be those companies listed in the “Competition” section of LSI’s Form 10-K for the fiscal year ended December 31, 2009.
          (c) If at any time I violate the provisions of Sections 4(a) or 4(b) above, any amounts remaining unpaid as set forth in the Summary as well as any benefits provided for in the Summary (other than those from qualified retirement or welfare plans and my expatriate and relocation benefits) and any continuing vesting of stock options or restricted stock units, if any, shall immediately be forfeited and terminated, and any amounts already paid to me in accordance with the Summary, except for the sum of One Thousand Dollars ($1,000) shall, at LSI’s sole discretion, be required to be repaid by me to LSI within ten (10) business days of LSI’s request in writing therefore. This provision shall not affect LSI’s right to otherwise specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to me.
          (d) I hereby agree that, from time to time upon LSI’s reasonable request, I shall assist LSI in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation or any regulatory requests or filings involving LSI, any of its employees or directors or the employees and directors of any subsidiary.
          (e) I agree to not (i) testify or otherwise provide testimony in any form at or for any legal or administrative proceeding, including testimony related to any matter involving LSI, unless legally compelled to do so or (ii) make statements to third parties, the public, the press or the media or any administrative agency, in either case that would portray LSI in an adverse light or disparage LSI, or cause injury to LSI with respect to events occurring prior to or after the date hereof.

     5. I agree to return to LSI any and all LSI property of any kind or description whatsoever, including, but not limited to, any Confidential Information (as defined below), which has been furnished to me or is held by me, at my residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof. I also agree and covenant, that I shall not divulge to any other person or entity any proprietary or confidential information, whether written or oral, received or gained by me in the course of my employment by LSI or of my duties with LSI (“Confidential Information”), nor shall I make use of any such Confidential Information on my own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public.
     In addition, I agree to abide by the terms of any confidentiality and/or proprietary information agreement that I have entered into with LSI, the terms of which shall continue in full force and effect.
     6. If I am a California resident, I expressly waive Section 1542 of the California Civil Code, which provides:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor.”
If I am a resident of another state, I agree to waive the benefits of any statute similar in terms and effect to this provision.
     7. This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, with respect thereto, except for the confidentiality and/or proprietary information agreements referred to above. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     8. This Agreement may not be modified or amended except by a writing signed by me and LSI’s Executive Vice President, General Counsel and Secretary.
     9. I understand that any taxes (other than the employer-mandated portion of FICA and FUTA) which may become due as a result of any payment or transaction contemplated by this Agreement including the attached Summary are my sole responsibility, and I further agree to hold LSI harmless on account thereof.
     10. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any person or entity. To the extent that federal law controls the interpretation or enforceability of any provision of this Agreement, this Agreement shall be construed and enforced in accordance with federal law. Otherwise, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law.

     BY SIGNING AND DELIVERING THIS AGREEMENT, I STATE THAT: I HAVE READ IT AND UNDERSTAND IT; I AGREE WITH IT AND AM AWARE THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH I WAS NOT ALREADY OTHERWISE ENTITLED; I WAS ADVISED TO, AND AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

/s/ A. Micallef
Andy Micallef

Date: April 14, 2010